Exhibit 99.1
For: Calavo Growers, Inc.
Lee Cole, Calavo Growers, Inc., (805) 525-1245
or
Jerry Freisleben, Foley/Freisleben LLC, (213) 955-0020
CALAVO GROWERS ANNOUNCES IMPROVED
FISCAL 2006 FIRST QUARTER OPERATING RESULTS

Quarterly Highlights Include:
•	Net Revenues Rise Six Percent or Nearly $3.0 Million
•	California Sales Volume Jumps by 5.5 Million Pounds
•	Processed Products Unit Ships 1.2 Million More Pounds
•	Mexican Fruit Leaps by 8.2 Million Pounds
•	First-Period Net Loss Narrows by $882,000

SANTA PAULA, Calif. (March 8, 2006)—Calavo Growers, Inc. (Nasdaq-NM: CVGW), a global leader in packing and marketing fresh and processed avocados and other perishable food products, today reported improved operating results for the fiscal 2006 first quarter.
     Net revenues for the three months ended January 31, 2006 climbed nearly $3 million, or six percent, to $50.6 million from $47.7 million in the corresponding period last year, propelled primarily by higher sales in the company’s California avocados and processed products business segments. The company’s first-period net loss was reduced by $882,000 to $(665,000), equal to $(0.05) per share, from a net loss of $(1.5 million), or $(0.11) per share, in the like quarter of fiscal 2005.
     Lee E. Cole, chairman, president and CEO, commented: “I am pleased with Calavo’s progress in the first quarter, which is historically our smallest quarter and during which we receive the fewest pounds of California avocados. Despite this seasonality, we packed and sold 5.5 million more pounds of California fruit in the most recent quarter than in last year’s first period—an indicator of the anticipated record domestic crop to come in 2006—while, most notably, momentum of avocado deliveries to our packinghouses accelerated throughout the quarter. As a result, California avocado segment net sales rose by approximately 32 percent from last year’s first quarter.”
     CEO Cole also cited “continued robust performance” in the processed products operating unit as another factor contributing to Calavo’s significantly improved financial results.

     “Our processed operations continue to advance in nearly every respect,” Cole said. “First-period revenues climbed $2.2 million, or 38 percent, from last year, as the segment sold an additional 1.2 million pounds of processed avocados, principally our great tasting ultra-high-pressure guacamole.” He added that the increased sales volume resulted in additional manufacturing and production efficiencies, which along with lower fruit prices, favorably benefited gross margins.
     International and perishable products segment revenues were paced by an increase of 8.2 million pounds, or 52 percent, in Mexican-grown avocados, Cole stated, primarily reflecting the removal of import limits by the U.S. Department of Agriculture in February 2005. Despite this higher volume of Mexican fruit, it was not sufficient to offset substantially lower quarterly sales related to avocados sourced from Chile (resulting principally from that country’s cyclically smaller crop) and The Dominican Republic, as well as lower papaya sales. These reductions dragged down the unit’s top line about $1.8 million year-to-year.
     Further analyzing the company’s first-quarter income statement, Cole said that gross margin increased 75 percent to $3.4 million from $2.0 million in the comparable period of 2005, owing principally to the aforementioned gains in the processed unit. He went on to state that sales, general and administrative expense dipped modestly in the first period as a result of lower corporate expenses. SG&A as a percentage of total revenue eased slightly to 8.8 percent from 9.5 percent in the fiscal 2005 first quarter.
     “As always, we are keeping the collective Calavo eye trained squarely on cost containment,” Cole stated.
Outlook: The Picture Ahead
     “We view the second quarter of fiscal 2006 and beyond with great anticipation,” Cole said. “By all indications, the volume of avocados arriving already into our California packinghouses points to a noteworthy year ahead. Further, we expect to leverage these growing volumes and our industry leadership position through marketing programs that favorably position Calavo avocados with its customers. Specifically, our value-added initiatives, such as bagging and ProRipeVIP™ avocado preconditioning, are key components of this strategy. These programs play a vital role in sustaining healthy selling prices for our fruit, particularly with the anticipated large current-year harvest.
     “I fully expect that the strong showing in processed products will continue its upward trend—both in sales, gross profit margins and net income. We will benefit from both strong customer demand and favorable fruit prices—market acceptance continues to grow and Calavo is realizing processed production efficiencies at the Uruapan, Mexico plant that are even better than initially projected,” Cole stated.
     “Calavo will continue to execute its focused strategic business agenda and I look forward to reporting a very successful fiscal 2006,” the CEO concluded.
About Calavo
     Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2005. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share amounts)

	January 31,	October 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$238	$1,133
Accounts receivable, net of allowances of $2,871 (2006) and $2,688 (2005)	23,568	19,253
Inventories, net	11,276	10,096
Prepaid expenses and other current assets	5,931	5,879
Advances to suppliers	588	1,141
Income taxes receivable	1,368	893
Deferred income taxes	2,651	2,651

Total current assets	45,620	41,046
Property, plant, and equipment, net	17,273	16,897
Investment in Limoneira	39,584	45,634
Goodwill	3,591	3,591
Other assets	1,902	1,314

	$107,970	$108,842

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$6,740	$1,753
Trade accounts payable	3,372	1,892
Accrued expenses	11,330	12,482
Short-term borrowings	7,841	1,424
Dividend payable	—	4,564
Current portion of long-term obligations	1,312	1,313

Total current liabilities	30,595	23,428
Long-term liabilities:
Long-term obligations, less current portion	11,717	11,719
Deferred income taxes	6,190	8,589

Total long-term liabilities	17,907	20,308
Commitments and contingencies
Total shareholders’ equity	59,468	64,746

	$107,970	$108,842

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended
	January 31,
	2006	2005
Net sales	$50,647	$47,671
Cost of sales	47,237	45,719

Gross margin	3,410	1,952
Selling, general and administrative.	4,444	4,513

Operating loss	(1,034)	(2,561)
Other income/(expense), net	(75)	82

Loss before benefit for income taxes	(1,109)	(2,479)
Benefit for income taxes	(444)	(932)

Net loss	$(665)	$(1,547)

Net loss per share:
Basic	$(0.05)	$(0.11)

Diluted	$(0.05)	$(0.11)

Number of shares used in per share computation:
Basic	14,352	13,507

Diluted	14,352	13,507

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